Exhibit 10.25

OCEANFIRST FINANCIAL CORP.

2006 STOCK INCENTIVE PLAN

STOCK AWARD AGREEMENT (CPP)

Name of Recipient:	_________________________________________

Total Stock Award:	shares. The value of the shares subject to this Stock Award may not exceed one-third of the Recipient’s annual compensation (including the value of this Stock Award) for the year in which the Stock Award is being made as determined in accordance with Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and the interim final rule promulgated pursuant to such statutes set forth at 31 C.F.R. Part 30 and any additional rules, regulations or guidelines hereafter issued (collectively, the “CPP Rules”).

Vesting Schedule:

Subject to the terms of the Plan, the shares subject to this Stock Award shall become fully vested and non-forfeitable to the extent that the CPP Vesting Requirements, and the Additional Vesting Requirements and Performance Vesting Requirements, if any, set forth below have been satisfied:

	1.	CPP Vesting Requirements

No shares subject to this Stock Award shall become vested until the Recipient has continued to perform substantial services for the Holding Company or the Bank for at least two years from the Date of Grant, other than due to the Recipient’s death, disability, or a change in control event (as defined in 26 C.F.R. §1.280G–1, Q&A–27 through Q&A–29 or as defined in 26 C.F.R. §1.409A–3(i)(5)(i)) with respect to the Holding Company before the second anniversary of the Date of Grant.

	2.	Additional Vesting Requirements (if any)

Not Applicable.

_________________________________________

	3.	Performance Vesting Requirements (check one)

	☐	Not Applicable.

	☐	Performance Vesting Requirements for CPP Awards attached hereto as Exhibit A and incorporated herein by reference.

Date of Grant:	_________________________________________

Effect of termination of Employment because of:

(a) Death or Disability:	All unvested shares subject to this Stock Award shall immediately satisfy the Additional Vesting Requirements and the Performance Vesting Requirements specified above, if any, upon such termination of employment.

(b) Cause:	All unvested shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such shares become null and void.

(c) Other Reasons:	Unless otherwise determined by the Committee, all unvested shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such shares become null and void.

Voting:	Recipient is entitled to direct the Trustee as to the voting of shares subject to this Stock Award that have been granted, but have not yet been earned and distributed.

Dividends:	Cash dividends paid on the Shares subject to this Stock Award shall be retained by the Holding Company and paid to the Recipient when the underlying Shares become both vested and transferable. Stock dividends and shares issued as a result of any stock-split, if any, issued with respect to the Shares subject to this Stock Award shall be treated as additional Shares subject to this Stock Award and shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Shares subject to this Stock Award with respect to which such stock dividends or shares are issued.

Non-Transferability:	The Recipient of this Stock Award shall not sell, transfer, assign, pledge or otherwise encumber Shares subject to this Stock Award until the Shares have both (i) vested; and (ii) for as long as the Holding Company remains a participant in the CPP, upon the expiration in accordance with the following schedule:

(i) 25% of the Stock subject to this Stock Award may be transferred after the Holding Company repays 25% of the aggregate financial assistance received by the Holding Company within the meaning of the CPP Rules;

(ii) an additional 25% of the Stock subject to this Stock Award may be transferred after the Holding Company repays 50% of the aggregate financial assistance received by the Holding Company within the meaning of the CPP Rules;

(iii) an additional 25% of the Stock subject to this Stock Award may be transferred after the Holding Company repays 75% of the aggregate financial assistance received by the Holding Company within the meaning of the CPP Rules; and

(iv) the remainder of the Stock subject to this Stock Award may be transferred after the Holding Company repays 100% of the financial assistance received by the Holding Company within the meaning of the CPP Rules.

Notwithstanding the restrictions set forth in (i) – (iv) above, the Recipient may, in the case of Stock subject to this Stock Award for which Recipient does not make an election under section 83(b) of the Internal Revenue Code (26 U.S.C. § 83(b)), at any time beginning with the date upon which the stock becomes substantially vested (as defined in 26 C.F.R. § 1.83–3(b)) and ending on December 31 of the calendar year including that date, a portion of the Stock subject to this Stock Award may be made transferable as may reasonably be required to pay the Federal, State, local, or foreign taxes that are anticipated to apply to the income recognized due to this vesting, and the amounts made transferable for this purpose shall not count toward the percentages set forth in (i) – (iv) above.

The period of time between the Date of Grant and the date Shares subject to this Award Agreement become vested and transferable is referred to herein as the “Restricted Period.” All certificates representing Shares subject to this Award Agreement shall have endorsed thereon the following legend: “The shares represented by this certificate are subject to an agreement between OceanFirst Financial Corp. and the registered holder, a copy of which is on file at the principal office of OceanFirst Financial Corp.”

Unless determined otherwise by the Committee and except in the event of the Recipient’s death or pursuant to a domestic relations order (and then only to the extent permitted by the CPP Rules), this Stock Award is not transferable and may be earned only in the Recipient’s lifetime. Upon the death of the Recipient, this Stock Award is transferable by will or the laws of descent and distribution to the extent permitted by the CPP Rules. The terms of the OceanFirst Financial Corp. 2006 Stock Incentive Plan (the “Plan”) and this Stock Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.

In the event the Recipient is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, the Committee must give written consent to permit the shares subject to this Stock Award Agreement to be sold or otherwise disposed of within six (6) months following the Date of Grant of this Stock Award.

Distribution:	The certificate or certificates evidencing Shares subject to this Stock Award shall be delivered to and deposited with a trustee or with the Secretary of the Holding Company as Escrow Agent in this transaction (either referred to herein as the “Trustee”). Such certificates are to be held by the Trustee until termination of the Restricted Period. Shares of Common Stock, plus any dividends and earnings on such shares, will be distributed as soon as practicable upon termination of the Restricted Period.

Designation of Beneficiary:	A Beneficiary may be designated in writing (subject to such requirements as the Committee may specify in its discretion) to receive in the event of death, any Award to which the Recipient would be entitled pursuant to the Plan under the Stock Award Agreement.

CPP Rules:	The terms and conditions of this Stock Award are subject to the requirements of the CPP Rules. In the event that all or any portion of this Stock Award is found to be in conflict with the requirements of the CPP Rules, then in such event this Stock Award shall be automatically modified to reflect the requirements of the law, regulation and/or guidance, and this Stock Award shall be interpreted and administered accordingly. As a condition of receiving this Stock Award, the Recipient acknowledges: (i) that this Stock Award remains subject to the requirements of the CPP Rules, (ii) that it is subject to modification in order to comply with the CPP Rules; and (iii) Recipient agrees to immediately repay all amounts that may have been paid to Recipient that are later determined to be in conflict with the requirements of the CPP Rules.

Clawback Requirements:	Notwithstanding any provision in this Stock Award Agreement to the contrary, if it is later determined that the grant (or payment with respect thereto) of stock under this Stock Award (or dividends or earnings on such stock) was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, then in such event: (i) the unvested stock granted under this Stock Award shall become immediately forfeited; and (ii) the full amount of any and all payment(s) that have been made to Recipient under this Stock Award shall become immediately due and owing to Holding Company and Recipient agrees to repay the full amount of such payment(s) to Holding Company in accordance with and in a manner that complies with the CPP Rules.

The Committee hereby grants to the individual named above (“Recipient”) a Stock Award for the number of Shares listed above, subject to the terms and conditions of the Plan and this Stock Award Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Stock Award Agreement, the terms and conditions of the Plan shall prevail.

Neither the Plan or this grant create any right on the part of an employee to continue in the service of OceanFirst Bank, OceanFirst Financial Corp. or any affiliates thereof. All capitalized terms herein shall have the same meaning as those contained in the Plan.

The Holding Company shall not be required to transfer on its books any Shares which have been sold or transferred in violation of any of the provisions set forth in this Stock Award Agreement. The parties agree to execute such further instruments and take such actions as may be reasonably necessary to carry out the intent of this Stock Award Agreement.

The Recipient agrees to make appropriate arrangements with the Holding Company (or parent or subsidiary employing or retaining the Recipient) for satisfaction of any Federal, state, local and foreign income and employment tax withholding requirements applicable to Shares subject to this Award Agreement. The Recipient represents that the Recipient has consulted with any tax consultants deemed advisable in connection with this Stock Award and that Recipient is not relying on the Holding Company for any tax advice.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the Committee thereof, in respect of the Plan and this Stock Award Agreement shall be final and conclusive.

The Plan is incorporated herein by reference. The Plan and this Stock Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Holding Company and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Holding Company and the Recipient. In the event of a conflict between the terms of the Plan and this Stock Award Agreement, the terms of the Plan prevail. Unless otherwise defined herein, all capitalized terms herein shall have the same meaning as those contained in the Plan. This Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of New Jersey.

IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Stock Award Agreement to be executed, and said Recipient has hereunto set his hand, as of                                         .

OCEANFIRST FINANCIAL CORP.

By:

RECIPIENT

EXHIBIT A

PERFORMANCE VESTING REQUIREMENTS FOR CPP STOCK AWARDS

Category (Weight)	Goals		Earned Percentage
Earnings Per Share (50%)	Less than Threshold	Less than $ /share	0%
	Threshold	$ /share	50%
	Target	$ /share	100%
	Superior	$ /share or more	150%

Efficiency Ratio (20%)	Less than Threshold	More than %	0%
	Threshold	%	50%
	Target	%	100%
	Superior	% or less	150%

Total Shareholder Return Against Peers (20%)	Less than Threshold	below th of	0%
	Threshold	th of	50%
	Target	th of	100%
	Superior	th of	150%

A-1

Category (Weight)	Goals		Earned Percentage
Audit Score Average (10%)	Less than Threshold	below	0%
	Threshold		50%
	Target		100%
	Superior	or higher	150%

Rules of Application

1. The measuring period is the     -month period beginning on                     , and ending on                     .

2. Performance vesting shall be based on the sum of the earned percentage for each category multiplied by the respective weight for that category. If the sum of the four categories (EPS, Efficiency Ratio, TSR, Audit) is less than 50% for the measuring period, none of the shares subject to this Stock Award shall satisfy the Performance Vesting Requirements and all such shares shall be forfeited as of the end of the measuring period. If the sum of the four categories is 50% or more for the measuring period but less than 100%, a percentage of the shares equal to the sum of the categories shall satisfy the Performance Vesting Requirements and the remaining shares shall be forfeited as of the end of the measuring period. If the sum of such categories is 100% or more for the measuring period, 100% of the shares subject to this Stock Award shall satisfy the Performance Vesting Requirements.

3. If the actual performance for any category is between Threshold and Target for the measuring period, or between Target and Superior, the earned percentage for that category shall be interpolated based on the earned percentages for Threshold, Target and Superior as set forth above.

4. If the actual performance for any category is more than Superior for the measuring period, the earned percentage for that category shall be limited to 150%.

5. The four categories of performance, Earnings Per Share (EPS), Efficiency Ratio, Total Shareholder Return Against Peers (TSR) and Audit Score Average, shall each be determined in the same manner as such categories are determined for purposes of OceanFirst Bank’s 2009 Incentive Compensation Plan, except that no more than 100% of the shares subject to this Award can be awarded in total.

A-2